UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 31, 2012

AEI INCOME & GROWTH FUND 26 LLC
 (Exact name of registrant as specified in its charter)

State of Delaware	000-51823	41-2173048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
 (Address of Principal Executive Offices)

(651) 227-7333
 (Registrant's telephone number, including area code)

___________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 31, 2012, the Company sold land in Beavercreek, Ohio to Vaughn Pengelly, an unrelated third party.  The Company received net cash proceeds of approximately $1,806,000 for the property, which resulted in a net gain of approximately $272,300.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Not Applicable.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the transaction on the balance sheet and income statement.  The following narrative description is furnished in lieu of the pro forma statements.  Assuming the Company had sold the property on January 1, 2010:

The Company's Investments in Real Estate would have been reduced by $1,533,655 and its Current Assets (cash) would have increased by $1,806,000 and Members’ Capital would have increased by $272,345.

For the year ended December 31, 2010, Operating Income would have decreased $115,153, representing a decrease in rental income of $115,500 and a decrease in property management expenses of $347.  For the nine months ended September 30, 2011, Operating Income would have decreased $86,282, representing a decrease in rental income of $86,625 and a decrease in property management expenses of $343.

The net effect of these pro forma adjustments would have caused Net Income to decrease from $571,367 to $456,214 and from $427,902 to $341,620, which would have resulted in Net Income of $0.24 and $0.18 per LLC Unit outstanding for the year ended December 31, 2010 and the nine months ended September 30, 2011, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibits – not required.  The property sold represents less than 15% of the total assets of the Company as of January 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI Income & Growth Fund 26 LLC

	By:	AEI Fund Management XXI, Inc.
	Its:	Managing Member

Date: February 6, 2012	By:	/s/ PATRICK W KEENE
Patrick W. Keene
Chief Financial Officer